Exhibit 99.1

February 4, 2021

Encision Reports Third Quarter Fiscal Year 2021 Results

Boulder, Colorado, February 4, 2021 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2021 third quarter that ended December 31, 2020.

The Company posted quarterly net revenue of $2.16 million for a quarterly net income of $599 thousand, or $0.05 per diluted share. Net income included $599 thousand of extinguishment of debt income. These results compare to net revenue of $2.04 million for a quarterly net income of $70 thousand, or $0.01 per diluted share, in the year-ago quarter. Gross margin on net revenue was 51% in the fiscal 2021 third quarter and 53% in the fiscal 2020 third quarter.

The Company posted nine months net revenue of $5.39 million for a nine months net income of $469 thousand, or $0.04 per diluted share. Net income included $599 thousand of extinguishment of debt income. These results compare to net revenue of $5.89 million for a nine months net loss of $82 thousand, or $(0.01) per diluted share, in the year-ago nine months. Gross margin on net revenue was 51% in the fiscal 2021 nine months and 52% in the fiscal 2020 nine months.

“As a result of COVID-19 limiting surgical procedures, product revenue for our third quarter of fiscal 2021 decreased 2% from our third quarter of last year. Total revenue, which included service revenue, increased 6% from our third quarter of last year,” said Gregory Trudel, President and CEO of Encision Inc. “With the current increases of Covid-19 cases, we remain watchful of the state of surgery and will do all we can to support our customers.”

“We entered into a Master Services Agreement with Auris Health, Inc. (“Auris Health”) in April 2020. Auris Health is a part of the Johnson & Johnson family of companies. Under the agreement, we will collaborate on the integration of AEM technology into monopolar instrumentation produced by Auris Health for advanced surgical applications. This work is ongoing and is reported separately, as service revenue, in our Statement of Operations.”

“At the end of our second quarter, we began to sell our AEM 2X enTouch® Scissors (“2X Scissors”). 2X Scissors bring new levels of performance and economy to the surgical scissor market by combining the best in class performance of our enTouch Disposable Scissors with the value and economy of a multi-use device. 2X Scissors are a game-changing product that will have a significant impact on the disposable laparoscopic scissor market. Our enTouch Disposable Scissors have long been the surgeon preferred product because of their sharpness and micro-serrations. Our new 2X Scissors provide all those benefits at half the cost per use and reduce hospital waste and the impact on the environment as well. The new thermochromic technology integrated into 2X Scissors lets the hospital know when to replace the scissors with new ones and makes tracking their use simple and easy. Superior performance, superior value, easy to use, and easy on the environment – that’s what customers want in a disposable scissor. It is the way that everything is going. We expect 2X Scissors to gain an attractive sales trajectory and to become a significant part of our portfolio of products. 2X Scissors work perfectly with hot AEM dissection and are priced to be used for cold dissection as well. 2X Scissors will open new use segments for us and create an opportunity for customers to standardize on our entire portfolio of Active Electrode Monitoring (AEM®) products. We are delighted to sell 2X Scissors and look forward to delivering other high performance and high customer value product innovations going forward.”

“In April, we entered into an unsecured promissory note under the Paycheck Protection Program (the “PPP”) for a principal amount of $598,567. Under the terms of the CARES Act, a PPP loan recipient may apply for, and be granted, forgiveness for all or a portion of loans granted under the PPP. Such forgiveness will be determined based upon the use of loan proceeds for payroll costs, rent and utility costs, and the maintenance of employee and compensation levels. In the quarter that ended December 31, 2020, we achieved the requirements for forgiveness, and all of the $598,567 was forgiven. We recognized the forgiveness as extinguishment of debt income of $598,567. In the quarter that ends March 31, 2021, we applied for a second PPP loan.

“On August 4, we received $150,000 in loan funding from the U.S. Small Business Administration (“SBA”) under the Economic Injury Disaster Loan (“EIDL”) program administered by the SBA, which program was expanded pursuant to the CARES Act. The EIDL is evidenced by a promissory note, dated August 1 in the original principal amount of $150,000 with the SBA, the lender. The EIDL note term is for thirty years.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31 2020 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Product revenue	$1,999	$2,039	$5,093	$5,892
Service revenue	164	—	298	—
Total revenue	2,163	2,039	5,391	5,892

Product cost of revenue	976	956	2,501	2,827
Service cost of revenue	81	—	150	—
Total cost of revenue	1,057	956	2,651	2,827

Gross profit	1,106	1,083	2,740	3,065
Operating expenses:
Sales and marketing	581	544	1,513	1,612
General and administrative	373	294	999	943
Research and development	139	159	443	568
Total operating expenses	1,093	997	2,955	3,123
Operating income (loss)	13	86	(215)	(58)
Interest expense and other expense, net	586	(16)	684	(24)
Loss before provision for income taxes	599	70	469	(82)
Provision for income taxes	—	—	—	—
Net income (loss)	$599	$70	$469	$(82)
Net income (loss) per share—basic and diluted	$0.05	$0.01	$0.04	$(0.01)
Weighted average number of basic shares	11,583	11,578	11,583	11,565
Weighted average number of diluted shares	11,709	11,631	11,750	11,565

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	December 31, 2020	March 31, 2020
ASSETS
Cash and cash equivalents	$854	$385
Accounts receivable, net	1,043	881
Inventories, net	1,522	1,626
Prepaid expenses	179	73
Total current assets	3,598	2,965
Equipment, net	166	207
Patents, net	222	228
Right of use asset	1,127	1,317
Other assets	20	20
Total assets	$5,133	$4,737

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$475	$445
Line of credit	—	370
Accrued compensation	233	219
Other accrued liabilities	294	96
Accrued lease liability	296	278
Total current liabilities	1,298	1,408
Accrued lease liability	1,005	1,145
Economic injury disaster loan	152	—
Total liabilities	2,455	2,553
Common stock and additional paid-in capital	24,257	24,232
Accumulated (deficit)	(21,579)	(22,048)
Total shareholders’ equity	2,678	2,184
Total liabilities and shareholders’ equity	$5,133	$4,737

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Nine Months Ended
	December 31, 2020	December 31, 2019
Operating activities:
Net income (loss)	$469	$(82)
Adjustments to reconcile net loss to cash (used in) operating activities:
Extinguishment of debt income	(599)	—
Depreciation and amortization	68	112
Share-based compensation expense	25	22
(Recovery from) provision for doubtful accounts, net	(31)	10
Provision for (recovery from) inventory obsolescence, net	24	(9)
Other income from release of accounts payable	(56)	—
Changes in operating assets and liabilities:
Right of use asset, net	68	30
Accounts receivable	(130)	(59)
Inventories	80	121
Prepaid expenses and other assets	(108)	11
Accounts payable	87	(69)
Accrued compensation and other accrued liabilities	212	(132)
Net cash provided by (used in) operating activities	109	(45)

Investing activities:
Acquisition of property and equipment	(4)	(53)
Patent costs	(16)	(5)
Net cash (used in) investing activities	(20)	(58)

Financing activities:
Paydown of credit facility, net change	(371)	—
EIDL loan	152	—
Proceeds from PPP loan	599	—
Net cash generated by financing activities	380	—

Net increase (decrease) in cash and cash equivalents	469	(103)
Cash and cash equivalents, beginning of period	385	298
Cash and cash equivalents, end of period	$854	$195